Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE IN FULL

1.    Parties. The parties to this Separation Agreement and Release In Full (“Agreement”) are Hannah Lim-Johnson, the Employee (for yourself, your family, beneficiaries and anyone acting for you) (“you”), and your previous Employer, Kelly Services, Inc. (“the Employer” or “Kelly”).

2.    End of Employment. Your employment with the Employer ended on March 19, 2020 (“Separation Date”). Regardless of whether you sign this Agreement, you acknowledge you have received your final pay including accrued and unused vacation and any other required pay. All other benefits provided by or through the Employer ended on the Separation Date.

3.    Consideration For Separation Agreement And Release In Full. As consideration for your promises in this Agreement, so long as you continue to meet the eligibility criteria set forth in the Kelly Services, Inc. General Severance Plan effective October 17, 2014 (amended and restated effective March 27, 2017 and January 27, 2020) (the “Plan”), and you enter into and abide by this Agreement and continue to comply with all company policies and procedures after you sign this Agreement, you will receive the following:

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Severance Pay: The Employer will pay you $346,750.00, minus applicable deductions and withholdings, and will also pay $18,250.00 to Walden Macht & Haran LLP (“WMH”), as set forth below. The Employer’s payment to you will be paid in incremental amounts based on the Employer’s regular payroll schedule, after you sign this Agreement and after the revocation period has expired. The Employer will issue an IRS Form W-2 to you reflecting these payments. As set forth above, the Employer has agreed to pay you $346,750.00 and to also directly pay WMH $18,250.00, pursuant to the following wire instructions:

Depository Institution Name: Citibank

Address: 399 Park Avenue NY, NY 10022

Nine-Digit Routing Transit Number: 021000089

SWIFT Code: CITIUS33

Account Name: xxxx

Account Number: xxxxxxxx

Type of Account: Checking

Company’s Taxpayer ID Number: xxxx

Company’s EFT Contact: 212-559-7331

Contact Telephone: 212-335-2958

Email address for remittance advice: mquiroz@wmhlaw.com

Said wire transfer will be made two (2) weeks after you have executed this Agreement. WMH must provide a W-9 to the Employer’s counsel, Peter Kupelian, Esq., before the Employer tenders payment to WMH.

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Reference: The Employer will verify your dates of employment at Kelly, your job title at Kelly, and your final compensation information for any third-party entity making a legitimate request for information about you in connection with any application you may make for future employment with that third-party entity.

Kelly will process and respond to the third-party request through its Human Resource Department in accordance with its policy and practice for handling such third-party requests.

•	An updated Form 8-K (in a substantially similar form as attached as Exhibit A) will be filed by Kelly with the Securities and Exchange Commission.

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Performance Award: You will be eligible to receive a pro rata portion of the 2018-2020 Long-Term Incentive Performance awards and the 2019-2021 Long-Term Incentive Performance awards. Target award amounts will be prorated based on 26 months for awards under the 2018-2020 Long-Term Incentive Performance award and 14 months under the 2019-2021 Long-Term Incentive Performance award divided by thirty-six months. No portion of the performance awards may be paid prior to the end of each three-year performance period following termination of employment and no earlier than the date that the Compensation Committee of the Board certifies results for the performance measures. Actual shares earned will be based on final performance results for each performance period, 2018-2020 and 2019-2021, as certified by the Compensation Committee no later than March 15, 2021 and March 15, 2022 respectively. You acknowledge and agree that all of your rights and interests in any other equity award or plan of the Company, heretofore granted, issued or to be granted or issued are forfeited, void and of no further effect.

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You agree that the Severance Pay and Benefits are items of value being provided in exchange for your promises in this Agreement, and that you are not otherwise entitled to the Severance Pay and Benefits.

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Any amounts received under this Agreement will not be included in “compensation” for purposes of calculating any benefits to which you may be entitled under any employee benefit program of the Company and cannot be deferred, notwithstanding anything in any such plan to the contrary.

•	You will be responsible for paying any income taxes due on the payments made under this Agreement.

4.    General Release. You release the Employer (plus its Board directors, parents, subsidiaries, affiliates, predecessors, successors and any other entity related to it and all of its and their past and present directors, officers, employees and anyone else acting for any of them – all together “Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, to the fullest extent allowed by law, including but not limited to anything to do with your employment or the cessation of your employment. This means you give up all claims and rights related to:

•	pay, compensation, or benefits including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or severance pay/benefits;

•	compensatory, emotional or mental distress damages, punitive or liquidated damages, attorneys’ fees, costs, interest or penalties;

•	violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;

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unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;

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discrimination, harassment or retaliation based on age (including Age Discrimination in Employment Act or “ADEA” claims), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, leave rights, military status, national origin, parental status, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower activity (including Sarbanes-Oxley, Dodd-Frank and False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation; and

•	any participation in any class or collective action against any Releasee.

5.    Release Exclusions/Employee Protections. The release provisions of this Agreement exclude: claims arising after you sign this Agreement; claims for breach of this Agreement; and claims that cannot be waived, such as for unemployment or worker’s compensation benefits. Nothing in any part of this Agreement limits your rights to: (i) file a charge with any administrative agency, such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency, or communicate directly with or provide information (including testimony) to an agency, or otherwise participate in an agency proceeding; (ii) testify accurately in administrative, legislative, or judicial proceeding pursuant to subpoena or court order to a written request from an administrative agency or legislature, or in court pursuant to subpoena or court order; or (iii) communicate with law enforcement or your attorney. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. However, you may receive money properly awarded by the U.S. Securities and Exchange Commission (SEC) as a reward for providing information to that agency.

6.    Promise And Covenant Not To Sue. A “promise not to sue” means you promise and covenant not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by the General Release, you agree never to sue any Releasee for any reason covered by the General Release. Despite this Promise Not To Sue, however, you may file suit to enforce this Agreement or to challenge its validity under the ADEA. If you sue a Releasee in violation of this Agreement: (i) you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit; or alternatively (ii) the Employer can require you to return all but $100.00 of the money and benefits provided to you under this Agreement. In that event, the Employer shall be excused from any remaining obligations that exist solely because of this Agreement.

7.    Whistleblowing. You agree that (i) no one has interfered with your ability to report within the Employer possible violations of any law, and (ii) it is the Employer’s policy to encourage such reporting. You also acknowledge that notwithstanding this, you are presently unaware of any such alleged violations of law.

8.    Return of Employer Property. You have returned (or you will return before receiving any consideration as part of this Agreement) all the Employer property you possessed or controlled, including any confidential information, cellular phone, laptop or other computer, other business equipment, credit cards, keys, software or work product. The Employer property includes all originals plus hard copies and electronic versions of all documents, such as e-mails, facsimiles, files, handbooks, letters, manuals, memoranda, power points, records and reports. Regarding the Employer’s laptop within your possession, you will provide the laptop to a neutral, outside vendor (to be mutually agreed upon by you and the Employer) to remove your personal files from the laptop. You will also provide the vendor and the Employer with a list of your personal files to be removed from the laptop (the “List”), which List the Employer must approve before any files are removed by the vendor. If the Employer disagrees with any item on the List, such disagreement shall be addressed and resolved through Parties’ counsel. Upon the vendor’s receipt of the laptop and the Parties’ agreement on the List, the Employer will provide the vendor access to the laptop so that your personal files can be removed. You will have no access to the laptop while it is in the possession of the vendor. The vendor will return the laptop to the Employer with a certification that no files other than your personal files as identified on the List have been removed from the laptop, and also certifying that that you had no access to the laptop while it was in the vendor’s possession. You will be solely responsible for any and all costs of the vendor, and any and all shipment costs, including the cost of shipment of the laptop to the Employer at the address identified in Section 16. You also agree that you have submitted and have been compensated for any outstanding expenses related to your employment with the Employer.

9.    No Future Employment. You agree you will not knowingly seek or accept future employment or work with the Employer or any other Releasee. If you nonetheless seek or obtain such employment after this Agreement takes effect, this Agreement shall constitute sufficient cause for refusing to hire you or for terminating your subsequent employment.

10.    Future Cooperation. You recognize and agree that in your role as Senior Vice President and Chief Legal Officer for the Employer, you had ultimate responsibility for and significant involvement with the Employer’s legal matters. Therefore, to ensure proper transitioning and handling of such matters, you agree that, at the Employer’s request, you will reasonably comply with all requests of the Employer to consult and cooperate with the Employer on any pending or future legal matters, litigation, or governmental inquiries, including, but not limited to, the matters you oversaw, handled or otherwise were involved with. You also agree to make yourself available to assist the Employer with transitioning your duties as well as with any investigations, legal claims, or other matters concerning anything related to your employment. You specifically agree to make yourself available to the Employer upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Employer any employment-related documents you possess or control.

“Cooperation” does not mean you must provide information favorable to the Employer; it means only that you will upon the Employer’s request provide information you possess or control. If the Employer requests your cooperation, it will reimburse you for reasonable time and expenses, provided you submit appropriate documentation. You also agree that you will keep confidential all applicable attorney-client and attorney work-product information that is privileged in connection with your employment as an in-house lawyer at Kelly.

11.    Indemnification. The Employer agrees to fully indemnify, defend, and hold you harmless regarding any claims, demands, suits, actions, or other legal proceedings against you involving the normal course and scope of your duties during your tenure as General Counsel/Senior Vice President and Chief Legal Officer at the Employer, consistent with the requirements of Delaware law. Said indemnification and defense does not apply if it is determined that you engaged in any gross negligence or willful misconduct, or any other conduct which, if indemnified, would violate Delaware law.

12.    Continued Obligations to Employer. You acknowledge that you have continued obligations under and will comply with the Confidentiality, Non-Competition and Non-Solicitation Agreement you entered into with the Employer, including paragraph 4 (Confidentiality/Non-Disclosure Obligation), paragraph 6 (Restrictive Covenants) and paragraph 9 (Duty to Disclosure Agreement and to Report New Employer) of such agreement, which are incorporated herein by reference. Employer agrees not to take the position that you are in violation of Paragraph 6.a. of the Confidentiality, Non-Competition and Non-Solicitation Agreement based solely upon your current employment.

13.    Non-Disparagement. Except as provided in this Agreement’s Release Exclusions/Employee Protections section, you promise not to do or say anything, verbally or in writing, directly or indirectly, that reflects negatively on or otherwise detrimentally affects any Releasee.

14.    Non-Admission. Neither the Employer’s offer reflected in this Agreement nor any payment under this Agreement are an admission that you have a viable claim against the Employer or any other Releasee. Each Releasee denies any and all liability or wrong-doing.

15.    Confidentiality of Agreement. This Agreement is strictly confidential. You will not communicate this Agreement’s terms to any third party, whether verbally or in writing, by any means, including by social media such as Twitter and Facebook and the like. Any disclosure by you will cause the Employer irreparable harm that money cannot undo. Accordingly, violation of this section will entitle the Employer to temporary and permanent injunctive relief. Except as required by law, you have not disclosed and will not disclose any term of this Agreement, including any payment under this Agreement, to anyone except your immediate family members and your legal/financial advisors. Each of them is bound by this Confidentiality of Agreement provision, and a disclosure by any of them is a disclosure by you. In addition, you agree that you will revise your social media accounts (such as LinkedIn) to reflect that you no longer have any ongoing employment relationship with Kelly.

16.    Notices. Any notices or inquiries regarding or required under this Agreement should be directed in writing by overnight mail as follows:

To Employer:    Vanessa Williams

    Senior Vice President and General Counsel

    Kelly Services, Inc.

    999 W. Big Beaver Road

    Troy, MI 48084

To Employee:    Hannah Lim-Johnson

    1291 Humphrey Ave.

    Birmingham, MI 48009

17.    Arbitration. Kelly Services, Inc. and its subsidiaries (“Kelly” or “Kelly Services”) and I agree to use binding arbitration with the American Arbitration Association (“AAA”), instead of going to court, for any dispute with respect to this Agreement that may arise between me and Kelly Services, its related and affiliated companies, and/or any current or former employee of Kelly Services or any related or affiliated company. The arbitration shall be conducted by a single arbitrator pursuant to the AAA’s Employment Arbitration Rules. I further agree that a judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

18.    Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the State of Michigan, without regard to its choice of law provisions.

19.    Severability. If a court finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced.

20.    Enforcement. If you breach this Agreement, the Employer shall be entitled to preliminary and permanent injunctive relief plus attorneys’ fees the Employer incurs in enforcing this Agreement, unless otherwise expressly provided elsewhere in this Agreement, plus any additional relief determined to be appropriate. A decision not to enforce this Agreement does not waive future enforcement.

21.    Individual Agreement. This Agreement has been negotiated individually and is not part of a group exit incentive or other termination program.

22.    Entire Agreement. This Agreement is the complete understanding between you and the Employer. It replaces any other agreements, representations or promises, written or oral, except for any post-termination obligations contained in your Confidentiality, Non-Competition and Non-Solicitation Agreement with the Employer, including but not limited to the Confidentiality/Non-Disclosure and Restrictive Covenants provisions, and the arbitration provision at Section 7(e) of the Plan, as amended. Any such post-termination obligations are incorporated into this Agreement by reference. Notwithstanding your preexisting obligations with respect to confidential employer information, pursuant to the federal Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

23.    Legal Counsel. You acknowledge that you have had legal counsel advise you about this Agreement’s terms and conditions. You must sign and return this Agreement to the Employer if you want to receive the consideration listed at the beginning of this Agreement.

24.    Consideration Period and Time to Revoke. You acknowledge that you have had more than twenty-one (21) days to review and negotiate this Agreement. After you sign this Agreement, you have seven (7) days to revoke it by sending written notice of revocation to the representative of the Employer signing below. This Agreement is not effective or enforceable until the revocation period expires. If you revoke this Agreement, you will not receive the severance pay/benefits listed at the beginning of this Agreement.

25.    Other Representations. You agree:

•	You have received all pay, compensation, benefits, leave, time off, and/or expense reimbursements you are due to date, including for overtime or vacation/paid-time-off;

•	You have not suffered any on-the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury;

•	You do not have any pending lawsuits against the Employer;

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You acknowledge that you have disclosed to the Company any information you have concerning any conduct involving the Company or any of its current or former subsidiaries, affiliates, shareholders, officers, directors, employees or agents that you have reason to believe may be unlawful or involve any false claims to the United States or any other government having jurisdiction over the Company or any of its affiliates.

•	You were advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below, and you did consult with an attorney;

•	You have negotiated this Agreement with the Employer through your legal counsel, and this Agreement shall not be construed for or against either party as a drafter of its terms;

•	You have relied on your own informed judgment, or that of your attorney, in deciding whether to sign this Agreement; and

•	You are signing this Agreement knowingly and voluntarily.

•	You agree to bear you own attorneys’ fees and costs in connection with the drafting and negotiation of this Agreement.

[Signatures on following page]

/s/ Hannah Lim-Johnson December 30, 2020 Hannah Lim-Johnson (Date)	By:/s/ Peter Quigley December 30, 2020 Kelly Services, Inc. (Date)

Name:	Peter Quigley
Title:	President and Chief Executive Officer of Kelly Services, Inc.

EXHIBIT A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2020

KELLY SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-1088	38-1510762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

999 WEST BIG BEAVER ROAD, TROY, MICHIGAN 48084

(Address of Principal Executive Offices)

(Zip Code)

(248) 362-4444

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common	KELYA	Nasdaq Global Market
Class B Common	KELYB	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company  ☐

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If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2020, Kelly Services, Inc. (the “Company”) filed a Current Report on Form 8-K reporting that Hannah Lim-Johnson, Senior Vice President and Chief Legal Officer, separated from the Company effective as of March 19, 2020.

On December [●], 2020, the Company entered into a Confidential Separation Agreement and Release in Full (the “Separation Agreement”) with Ms. Lim-Johnson. Under the terms of the Separation Agreement, Ms. Lim-Johnson will be entitled to a severance benefit equal to 52 weeks of base compensation and certain other payments as provided in the Separation Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

See Exhibit Index

Exhibit Index

10.1    Confidential Separation Agreement and Release in Full dated as of December [●], 2020 between Kelly Services, Inc. and Hannah Lim-Johnson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KELLY SERVICES, INC.

Date: December [●], 2020	/s/ James M. Polehna
James M. Polehna
Senior Vice President and Corporate Secretary

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